UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

MENTOR GRAPHICS CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 15, 2011

Dear Fellow Mentor Graphics Shareholders:

At our upcoming Annual Meeting of Shareholders on May 12, 2011, you will decide whether Mentor Graphics continues on its current path of excellent performance and increasing shareholder value or is diverted by the misguided agenda of Carl Icahn. Mr. Icahn has nominated three individuals to replace three of your independent directors in furtherance of his short-term objectives.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE IN FAVOR OF MENTOR GRAPHICS’ NOMINEES

•	Our current strategy has made Mentor Graphics a leader in the EDA industry, delivered excellent performance and increased shareholder value.

•

The three current board members targeted for replacement by Icahn have a deep understanding of Mentor Graphics’ business, significant technology sector knowledge and experience serving as public company directors.

•	We believe Icahn’s platform to put the company up for sale makes no sense, would put the company’s business at significant risk and is fundamentally uninformed.

•

Two of Icahn’s nominees owe their current executive and board positions to Icahn and have no relevant industry experience; the other nominee is a former EDA executive with an unimpressive track record of poor operating expense management and underperformance relative to the market, as well as a limited track record as a public company director.

Your vote is important and we urge you to vote for your Board’s nominees TODAY by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

YOUR BOARD’S STRATEGY IS WORKING AND MENTOR GRAPHICS’
OUTLOOK HAS NEVER BEEN BETTER

Mentor Graphics’ strategy is to focus on areas of EDA where we have number one positions or the potential to have number one positions. We prioritize early investment in promising emerging areas such as verification, design for manufacturing, electronic system level design and embedded software as well as totally new applications of EDA in new markets, like automotive and aerospace.

Our strategy has made Mentor Graphics the fastest growing of the ‘Big 3’ EDA companies—Mentor Graphics, Cadence Design Systems and Synopsys—that together constitute approximately 70% of EDA revenues.

The current Board and management team have combined this strategic vision with disciplined financial execution which has:

•	Reduced Sales, General & Administrative (“SG&A”) expense as a percentage of revenue by 500 basis points on a non-GAAP basis over the last two years;

•	Put us on track to reduce SG&A expense by another 200 basis points on a non-GAAP basis this fiscal year; and

•	Committed to further reductions in SG&A expense over the next several fiscal years.

The successful execution of Mentor Graphics’ strategy is reflected in Mentor’s stock price, which has outperformed its two closest competitors1 and general market indices,2 over one, three and five year periods.

From both a top and a bottom line perspective, Mentor Graphics’ results in fiscal year 2011 were excellent. The company:

•	Delivered record revenues of $914.8 million, a 14% increase from the preceding year;

•	Achieved non-GAAP earnings per share of $0.70, a 49% increase from the preceding year; and

•	Reported GAAP earnings per share of $0.26, up from a loss of $0.23 per share the prior year.

Equally important, Mentor Graphics recorded a book-to-bill ratio at the end of the fiscal year that was solidly above 1.0, with record-level backlog.

Our outlook for fiscal year 2012 is even stronger, with forecasted revenues of approximately $1 billion, non-GAAP earnings per share of approximately $1.00, a 43% projected increase, and GAAP earnings per share of approximately $0.77, an approximate increase of 200% from fiscal year 2011.

Mentor Graphics has historically operated on a leveraged, net debt basis to reduce our overall cost of capital, as opposed to our close peers who operate on a neutral or net cash basis. We expect that our growth and increasing margins will generate significant cash flow over the next several years. We presently anticipate using that strong cash flow to return capital to shareholders through stock repurchases or dividends.

YOUR BOARD GENERATES SIGNIFICANT VALUE
FOR SHAREHOLDERS

Mentor Graphics’ strategy and disciplined execution have resulted in strong returns for shareholders during the economic recovery and especially over the last two- and one-year period.

[1]	Cadence Design Systems, Inc. and Synopsys, Inc.

[2]	Specifically, the NASDAQ index and the S&P400 Mid-Cap index.

Mentor’s closing stock price has increased significantly, generating a return of 322% in the approximately two-year period between when the NASDAQ reached its lowest point as a result of the financial crisis and when Icahn announced his unsolicited acquisition proposal.3 This outstanding performance compares favorably to the performance of the market and our peers. Over the same two-year period:

•	Synopsys returned 65%;

•	Cadence returned 181%; and

•	NASDAQ returned 123%.

ICAHN’S PLATFORM MAKES NO SENSE TO US AND
IS DANGEROUS FOR THE COMPANY

Your Board is always open to ways to increase shareholder value. However, we do not believe that Icahn’s platform of putting the company up for sale, which includes his self-described “stalking horse bid,” makes any sense. With his sole exit or liquidation strategy, Icahn must not only hope for a suitable strategic buyer to come forward, but also that this strategic buyer be willing to pay a premium for our shares and be able to consummate a transaction. These misguided goals, in our opinion, do not reflect the reality of Mentor Graphics’ current situation:

•

When Cadence made an unsolicited proposal to acquire Mentor Graphics in 2008, we undertook an analysis of the regulatory risks inherent in any combination with Cadence or Synopsys, the two companies that could potentially be logical strategic buyers.

•	In connection with Cadence’s proposal, the Federal Trade Commission issued a Second Request for additional information concerning potential anti-competitive effects.

•

Our analysis demonstrated serious regulatory risks associated with a combination with either Cadence or Synopsys. Based upon our analysis of revenue share information collected and compiled by Gary Smith EDA, if combined with Cadence, approximately 75% of Mentor Graphics’ total revenues would be derived from product areas in which the company had a 50% to nearly 100% overlapping market share. Doing the same analysis, if combined with Synopsys, 65% of the company’s total revenues would be in 50% to nearly 100% market share product areas.

•	The company has updated its analysis in connection with Icahn’s proposal that the company be put up for sale, and the updated analysis shows that serious regulatory risks persist.

•

Any discussions concerning a combination with Cadence or Synopsys entail not only regulatory risks to the growth and stability of Mentor Graphics’ customer base but also to the company’s relationship with its employees. These risks could result in serious adverse effects if discussions are commenced but a transaction is not completed.

[3] For the period of March 9, 2009 to February 18, 2011, the last trading day before Icahn announced an unsolicited conditional proposal for all of the outstanding shares of the company.

SUBSTITUTING ICAHN’S NOMINEES
WILL NOT IMPROVE YOUR BOARD

None of Icahn’s nominees has direct experience with, or knowledge of, Mentor Graphics.

•

Mr. Jose Maria Alapont, 60, owes his current executive and board position to Icahn and has no relevant industry or public company director experience. He is the CEO of a company controlled by Icahn and cannot therefore be considered independent of Icahn’s personal objectives.

•

David Schechter, 35, has been a direct employee of Icahn and his affiliated funds for the last seven years. He has no relevant industry experience and his public company director experience stems only from Icahn-related employment and appointments.

•

Gary Meyers, 46, is a former executive of a small EDA company that averaged SG&A as a percentage of sales of 53% as a public company, significantly higher than Mentor Graphics’ levels over the same period. During Mr. Meyers’ tenure, the company generated a negative return for shareholders and significantly underperformed the NASDAQ prior to its eventual sale to Synopsys for approximately $220 million. In addition, Mr. Meyers has a limited track record as a public company executive or director.

Icahn wants a liquidity event for the position he has taken in Mentor Graphics’ stock in order to personally profit through a risky and potentially destructive forced sale of your company. With this platform as Icahn’s only stated objective, each of Icahn’s nominees comes to the 2011 Annual Meeting with a substantial potential conflict of interest.

VOTE FOR MENTOR GRAPHICS’ NOMINEES

Your Board of Directors urges you to use the WHITE proxy card to vote “FOR ALL” of our nominees for director: Walden C. Rhines, Gregory K. Hinckley, Sir Peter L. Bonfield, Marsha B. Congdon, James R. Fiebiger, Kevin C. McDonough, Patrick B. McManus and Fontaine K. Richardson.

On behalf of your Board of Directors, we appreciate your support and continued interest in Mentor Graphics. If you have any questions please contact MacKenzie Partners, Inc., which is assisting us in connection with this year’s Annual Meeting, at (212) 929-5500 or TOLL-FREE at (800) 322-2885.

Sincerely,

Walden C. Rhines
Chairman of the Board and Chief Executive Officer

Important Information

On March 31, 2011, the company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the company’s upcoming 2011 annual meeting of shareholders. Shareholders are advised to read the company’s definitive proxy statement and any other relevant documents filed by the company with the SEC, before making any voting or investment decision because they contain important information. The definitive proxy statement is, and any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. In addition, copies of the proxy materials may be requested from the company’s proxy solicitor, MacKenzie Partners, Inc., by telephone at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

Forward-Looking Statements

Statements in this material regarding the company’s outlook for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) weakness or recession in the US, EU, Japan or other economies; (ii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) possible delayed or canceled customer orders, a loss of key personnel or other consequences resulting from the business disruption and uncertainty of prolonged proxy fights, offers to purchase the company’s securities or other actions of activist shareholders; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders, which may negatively or positively impact the company’s quarterly results of operations, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Discussion of Non-GAAP Financial Measures

The company’s management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount and premium on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities (except Frontline P.C.B. Solutions Limited Partnership (Frontline)), which management does not consider reflective of our core operating business.

Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits.

Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using the normalized effective tax rate described below applied to the non-GAAP results.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•

Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

•

Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

•	We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period.

•

Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount and premium on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount and premium on convertible debt to be a direct cost of operations.

•

Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

•

Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline, represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.

•

In connection with the company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

•

Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the fiscal year ended January 31, 2011 was 11%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

•

Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

•

We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

•

We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.

•	Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

•

Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.

•	Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EARNINGS PER SHARE

	Year ended January 31,
	2011	2010
	(In thousands, except earnings per share data)
GAAP net income (loss)	$28,584	$(21,889)
Non-GAAP adjustments:
Equity plan-related compensation:(1)
Cost of revenues	888	1,618
Research and development	7,785	10,931
Marketing and selling	6,112	8,406
General and administration	5,726	5,204
Acquisition-related items:
Amortization of purchased assets
Cost of revenues(2)	13,771	12,012
Amortization of intangible assets(3)	7,347	11,184
Frontline purchased technology and intangible assets(4)	4,347	—
Special charges(5)	10,257	21,334
Other expense, net(6)	938	1,108
Interest expense(7)	3,326	2,410
Non-GAAP income tax effects(8)	(12,298)	(7,028)

Total of non-GAAP adjustments	48,199	67,179

Non-GAAP net income	$76,783	$45,290

GAAP weighted average shares (diluted)	109,861	96,474
Non-GAAP adjustment	—	1,901

Non-GAAP weighted average shares (diluted)(a)	109,861	98,375

GAAP net income (loss) per share (diluted)	$0.26	$(0.23)
Non-GAAP adjustments detailed above	0.44	0.70

Non-GAAP net income per share (diluted)(a)	$0.70	$0.47

(a)

Diluted non-GAAP net income per share for the twelve months ended January 31, 2010 includes $633 of convertible debt interest, net of tax, added back to non-GAAP net income and 1,415 of corresponding dilutive shares added to the diluted weighted average number of shares outstanding.

(1)	Equity plan-related compensation expense.

(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.

(3)

Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships, and deferred compensation which are the result of acquisition transactions.

(4)

Amount represents amortization of purchased technology and other identified intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership (Frontline) investment. Mentor acquired a 50% joint venture in Frontline as a result of the Valor Computerized Systems, Ltd. acquisition in the first quarter of fiscal 2011. The purchased technology will be amortized over three years, other identified intangible assets will be amortized over three to four years, and are reflected in the income statement in the equity in earnings of Frontline results. This expense is the same type as being adjusted for in notes (2) and (3) above.

(5)

Twelve months ended January 31, 2011: Special charges consist of (i) $6,114 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $2,083 in advisory fees, (iii) $1,432 in lease restoration costs, (iv) $900 related to the abandonment of excess leased facility space, (v) $(566) related to a casualty loss, (vi) $360 related to an asset abandonment, (vii) $(231) in acquisition costs, and (viii) $165 in other costs.

Twelve months ended January 31, 2010: Special charges consist of (i) $10,713 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $4,700 in advisory fees, (iii) $2,530 related to the abandonment of excess leased facility space, (iv) $2,067 in acquisition costs, (v) $566 related to a casualty loss, (vi) $405 related to an asset abandonment, (vii) $302 in lease restoration costs, and (viii) $51 in other costs.

(6)	Twelve months ended January 31, 2011: Loss of $938 on investment accounted for under the equity method of accounting.

Twelve months ended January 31, 2010: Other expense, net consists of: (i) loss of $995 on investment accounted for under the equity method of accounting and (ii) an impairment of $113 for an investment accounted for under the cost method.

(7)	Twelve months ended January 31, 2011: $2,981 in amortization of original issuance debt discount and premiums and $345 in premium on partial redemption of the $110.0M convertible debt.

Twelve months ended January 31, 2010: $2,764 in amortization of original issuance debt discount and $(354) in discounts and unamortized debt costs related to a partial redemption of the $110.0M convertible debt.

(8)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
OPERATING INCOME AS A PERCENTAGE OF REVENUES

	Year ended January 31,
	2011	2010
	(In thousands, except percentages)
GAAP operating income (loss)	$52,539	$(1,167)
Reconciling items to non-GAAP operating income
Amortization of Frontline purchased technology and other identified intangible assets	4,347	—
Equity plan-related compensation	20,511	26,159
Amortization of purchased intangible assets:
Cost of revenues	13,771	12,012
Amortization of intangible assets	7,347	11,184
Special Charges	10,257	21,334

Non-GAAP operating income	$108,772	$69,522

GAAP operating income (loss) as a percent of total revenues	6%	0%
Non-GAAP adjustments detailed above	6%	9%

Non-GAAP operating income as a percent of total revenues	12%	9%

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL
MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

Year ended January 31,	2011	2010	2009
GAAP Selling, General, and Administrative (SG&A) expenses	$421,205	$395,969	$412,487
Reconciling items to non-GAAP SG&A expenses
Equity plan-related compensation	(11,838)	(13,610)	(14,674)

Non-GAAP SG&A expenses	$409,367	$382,359	$397,813

Year ended January 31,	2011	2010	2009

GAAP SG&A expenses as a percent of total revenues	46%	49%	52%
Non-GAAP adjustments detailed above	-1%	-1%	-2%

Non-GAAP SG&A expenses as a percent of total revenues	45%	48%	50%

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
PER SHARE GUIDANCE

The following table reconciles management’s estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

FY12
Diluted GAAP net income per share	$0.77
Non-GAAP Adjustments:
Amortization of purchased intangible assets(1)	0.08
Amortization of other identified intangible assets(2)	0.09
Equity plan-related compensation(3)	0.17
Special charges(4)	—
Other expense, net and interest expense(5)	0.03
Non-GAAP income tax effects(6)	(0.14)

Non-GAAP net income per share	$1.00

(1)

Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for Full Year FY12 assumes no additional acquisitions.

(2)

Excludes amortization of other identified intangible assets including trade names, employment agreements, customer relationships, and deferred compensation resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Full Year FY12 assumes no additional acquisitions.

(3)	Excludes equity plan-related compensation expense.

(4)

Excludes special charges consisting primarily of costs incurred for facility closures, employee rebalances (which includes severance benefits, notice pay and outplacement services), and acquisition costs. The guidance for Full Year FY12 assumes no special charges.

(5)	Reflects amortization of original issuance debt discount and premium, net.

(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

If you have any questions, require assistance in voting your shares, or need additional copies of Mentor Graphics’ proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885